FORM 3
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OMB Number 3235-0104
Expires: January 31, 2005
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*:                            Curtsinger, Brad
                                                                     101 S. 5th St., Suite 2400
                                                                     Louisville, KY 40202
2. Date of Event Requiring Statement (Month/Day/Year):               07/29/02

3. I.R.S. Identification Number of Reporting Person, if an entity
   (voluntary):
4. Issuer Name and Ticker or Trading Symbol:                         Innovative Financial Resources, Inc.
5. Relation of Reporting Person(s) to Issuer                          X       Director       X        10%Owner
                                                                     --------              ----------
(Check all applicable):                                               X       Officer                 Other
                                                                     --------               ---------
                                                                     (Specify below)     (give title below)

                                                                      Sole Officer and Director
6. If Amendment, Date of Original (Month/Day/Year):
7.    Individual or Joint/Group Filing (Check Applicable Line)

         [X]    Form filed by One Reporting Person
         [_]    Form filed by More than One Reporting Person



TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security (Instr. 4):                            Common Stock
2. Amount of Securities Beneficially Owned (Instr. 4):      1,850,000
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):  D
4. Nature of Indirect Beneficial Ownership (Instr. 5):      N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

        Persons who respond to the collection of Information contained in this form are not required to respond unless the form
                  displays a currently valid OMB control number

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4):
2. Date Exercisable and Expiration Date (Month/Day/Year):         Date Exercisable      Expiration Date
                                                                  ----------------      ---------------

3. Title and Amount of Securities Underlying Derivative Security  Title                 Amount or Number
(Instr. 4):                                                                             of Shares
                                                                  ----------------      ---------------

4. Conversion or Exercise Price of Derivative Security:
5. Ownership Form of Derivative Security;
    Direct (D) or Indirect (I) (Instr. 5):
6. Nature of Indirect Beneficial Ownership: (Instr. 5)



EXPLANATION OF RESPONSES:

Mr. Curtsinger purchased 100,000 shares of the Company's restricted common stock from the Company for $100,000.

Mr. Curtsinger also purchased 1,750,000 shares of the Company's restricted common stock from the Company's former sole officer and director. This caused a change of control of the Company, for which a Current Report on Form 8-K was filed.





/s/ Brad Curtsinger
---------------------------------------------
**Signature of Reporting Person


December 18, 2002
----------------------------------------------
Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.